Exhibit 4.18

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (this “Agreement”) is made as of December 27, 2017 by and among P.V. Nano Cell Ltd., a company incorporated under the laws of the State of Israel, with offices located at 8 Hamasger St., PO Box 236, Migdal Ha-Emek, 2310102, Israel (the “Company”) and Jet CU P.C.B Ltd. (“Investor” or “Jet CU” respectively).

The Parties hereby agree as follows:

1.	The Company wishes to raise capital by means of issuance of Ordinary Shares, par value NIS 0.01 each, of the Company (the “Ordinary Shares”).

2.	The Investor desires to make an equity investment in the Company and the Company desires to issue and sell the Purchased Shares (as such term is defined below) to the Investor, on the terms and conditions as set forth herein.

3.	At the date of this Agreement first set out above, the Investor agrees to transfer to the Company an advance in an amount of US $600,000, on account of shares to be purchased by the Investor on January 17, 2017 (“Advance” and “Closing” respectively).

4.	At the Closing, the Investor agrees to transfer to the Company an additional amount of US $392,615 (“Closing Amount” and together with the Advance “Total Investment”).

5.	At the Closing and upon receipt of Total Investment, the Company shall issue to the Investor or to a trustee designated by the Investor in writing, 992,615 Ordinary Shares of the Company, at a price per share of US $1.00 (the “Purchased Shares” and the “PPS”, respectively). The Investor shall be entitled to registration rights with respect to the Purchased Shares, in accordance with the Registration Rights Agreement, to be signed by the Parties at the Closing, materially in the form attached to the SPA (as defined below).

6.	Upon receipt of the Total Investment, Section 1.1(c) of the SEA (as defined below) with respect to the Second Payment (as defined thereat) shall be cancelled and be deemed replaced by this Agreement.

7.	If for any reason, the Total Investment (totaling USD $992,615) is not transferred when due, this Agreement shall terminate and all the amounts previously received hereunder (the Advance and any additional amount on account of the Closing Amount, “Partial Amount”) shall be invested in accordance with the terms of that certain SHARE EXCHANGE AGREEMENT dated December 3, 2017, by and among the Company, Digiflex Ltd., and the stockholders of Digiflex Ltd. (“SEA”) and the Partial Amount shall be deemed as an Investment by Jet CU under the SPA (Schedule B to the SEA) and this Agreement shall be deemed as a joinder to said SPA.

8.	If the last price on the trading day before the Closing is lower than US 1.00 (and the price is not increased during the Closing date trading), the parties shall negotiate in good faith granting Jet CU with additional warrants. The Company’s CEO and the Stockholder Representative (as defined in the SEA) are empowered on behalf of the parties to conduct such negotiations, which shall not derogate or delay the performance of the transactions herein.

9.	Jet CU will transfer the Total Investment to the Company’s bank account by wire transfer.

10.	The Purchased Shares issued and purchased hereunder shall have the rights, preferences and privileges as set forth in the Articles of Association of the Company.

11.	Promptly following the Closing and receipt of the Total Investment, the Company shall record the issuance and allotment of the Purchased Shares according to Section 5 above.

12.	The Investor further confirms and acknowledges that the Purchased Shares are being purchased “As Is”, except for the express warranties set out in the SPA as of the date they were provided thereunder.

13.	The Investor confirms that the representations set out in Section 2 of the SPA are true and correct with respect to the Investor.

14.	Transfer Restrictions. The Purchased Shares may only be disposed of in compliance with applicable Israeli and US state and federal securities laws. In connection with any transfer of the Purchased Shares other than pursuant to an effective registration statement or Rule 144 to an Affiliate of the Investor or in connection with a pledge, the Company may require the transferor thereof to provide, at the transferor’s expense, an opinion of counsel selected by the transferor and reasonably acceptable to the Company, the form and substance of which opinion shall be reasonably satisfactory to the Company, to the effect that such transfer does not require registration of such transferred shares under the Securities Act.

15.	This Agreement shall be governed by and construed solely in accordance with the laws of the State of Israel, without giving effect to the rules respecting conflict of law. The Parties hereby irrevocably submit to the jurisdiction of the courts of Haifa in respect of any dispute or matter arising out of or connected with this Agreement.

16.	This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. Facsimile or scanned signatures of a Party shall be binding as evidence of such Party’s agreement hereto and acceptance hereof.

IN WITNESS WHEREOF, each Investor and the Company have caused their respective signature page to this Agreement to be duly executed as of the date first written above.

INVESTOR:		COMPANY:

Jet CU P.C.B Ltd.		P.V. NANO CELL LTD.

By:	Moshe Zimmerman, Director	By:	Dr. Fernando de la Vega, Director

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